Exhibit 10.2

Sonus Networks, Inc.

4 Technology Park Drive

Westford, MA  01886

July 26, 2013

Mr. Matthew Dillon

By electronic delivery

Dear Matt:

We greatly appreciate the contributions you have made to Sonus Networks, Inc.  In connection with your resignation and the transition of your duties as Senior Vice President, Global Services and Systems Management, effective August 15, 2013, the Compensation Committee has agreed that, although you will not be an employee of the Company when the 2013 bonuses, if any, are paid out, you will receive the difference, if any, between your bonus at target and the amount you would have been eligible to receive pursuant to the March 28, 2013 amendment (the “Amendment”) to  your October 2, 2008 employment letter (collectively with the Amendment and a previous amendment dated February 15, 2013, the “Agreement”).  Such bonus, if any, will be paid to you in cash, notwithstanding the terms of the Amendment.

Except as modified by the terms of this letter, the terms of the Agreement will remain unaltered and in full force and effect.  Capitalized terms not defined in this letter have the same definitions given to them in the Agreement.

Very truly yours,

/s/ Raymond P. Dolan
Raymond P. Dolan
President and Chief Executive Officer

Agreed:

/s/ Matthew Dillon
Matthew Dillon